Non-Invasive Monitoring Systems, Inc. receives additional Financing

Miami, Fla. - April 7, 2008 - - On April 7, 2008, Non-Invasive Monitoring Systems, Inc. (OTCBB: NIMUE) (“Nims” or the “Company”) received $1,500,000 of funding from a group of private investors. The financing resulted from the issuance of 1,000 shares of Series D Convertible Preferred Stock (the “Preferred Stock”) at a price of $1,500 per share. Each share of Preferred Stock can be converted into 5,000 shares of Common Stock.

Dr. Marvin A. Sackner, Chairman and Chief Executive Officer for Nims stated “we are very excited with the continued support from our investors.” Dr. Sackner further added, “this investment improves our current capital position, and we believe it will help fund the commercial launch of the Exer-Rest™ medical device.”

Dr. Sackner commented that Nims, an ISO 13485 certified company, is currently licensed to sell its Exer-Rest™ medical device in Canada, the UK and the European Community, adding that “Nims is preparing to sell outside the United States while the Company moves towards 510(k) FDA approval in the States.”

Steven B. Mrha, Chief Operating Officer of Nims, stated, “we are delighted to have received this infusion of additional capital.” Mr. Mrha also added that Nims is at the forefront of developing, manufacturing and marketing scientifically proven, non-invasive, patented therapeutic devices for individuals faced with the challenge of accepting and living with a “Life Style Change”. Mr. Mrha noted that “independent clinical research has demonstrated significant health benefits and positive patient outcomes for individuals diagnosed with chronic, debilitating disorders. We are very excited to launch the Exer-Rest™ in Canada, the UK, the European Community, Asia and South America this year.”

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Contact Information:

Non-Invasive Monitoring Systems, Inc. (“Nims”), Miami, Florida
Steven B. Mrha, COO, 305-861-0075
Info@nims-inc.com